EXHIBIT 10.1
[Letterhead of Hypercom Corporation]

Thales SA
45, rue de Villiers
92200 Neuilly sur Seine, France
For the attention of Mr Thomas GOT

20 December 2007
Re: Binding offer for the acquisition of shares of Thales E-Transactions companies
Dear Sirs,
By this letter, Hypercom Corporation is pleased to irrevocably offer to you (the “Offer”) to acquire the shares of Thales E-Transactions SA, Thales E-Transactions GmbH, Thales E-Transactions Ltd, and Thales E-Transactions España, each of which is a direct or indirect wholly owned subsidiary of Thales SA (the “Transaction”).
The terms and conditions of our Offer (including the specification of the shares to be acquired by Hypercom Corporation and the consideration to be paid by Hypercom Corporation) are contained in the draft Share Purchase Agreement (the “Share Purchase Agreement”) and related agreements attached to this letter and initialed by Hypercom Corporation, which drafts are in agreeable terms to Hypercom Corporation (and which shall, with respect to the Sellers’ Disclosure Letter, be updated by Thales at the execution date of the Share Purchase Agreement).
Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the draft Share Purchase Agreement.
This Offer has been approved by the Board of Directors of Hypercom Corporation and will remain in force until 5.00 p.m, Phoenix, AZ Time, February 28, 2008 (the “Expiration Date”) at which time it will expire unless it has been accepted by you and all the following conditions have been satisfied:
(a)	acceptance by you of this Offer by execution by Thales SA, no later than on the Expiration Date, of the draft Share Purchase Agreement and related agreements;

(b)	no material breach of your exclusivity obligation toward us, as described in the exclusivity letter dated as of today, during the applicable exclusivity period;

(c)	initiating of the information and consultation process on the offered Transaction with the relevant employee representatives of the Thales Group; and

(d)	no occurrence of any event, situation or omission that would constitute, had the Share Purchase Agreement already been signed, a Material Adverse Effect between the date of this Offer and the date at which Thales SA executes the Share Purchase Agreement.
This offer is fully financed (i) by Francisco Partners for an amount of US$60,000,000 as evidenced by the commitment letter of Francisco Partners (including the form documentation annexed hereto), dated as of the date of this offer, attached hereto and (ii) by cash available to us for an amount of US$60,000,000.
As of the date hereof, Hypercom Corporation has deposited with Thales SA an amount of US$10,000,000 (the “Deposit”). If the Share Purchase Agreement and related agreements are not signed and delivered by Hypercom Corporation other than as a result of a failure of satisfaction of the conditions in clauses (a), (b), (c) or (d) above, Thales SA will retain the Deposit, including all interest that shall have actually accrued thereon, as its sole right and remedy.
If the Share Purchase Agreement has not been entered into by Hypercom Corporation due to the failure of satisfaction of one of a condition in clauses (a), (b), (c) or (d) above, the Deposit, including all interest that shall have actually accrued thereon, will be released by Thales SA to Hypercom Corporation on the Expiration Date.

In all other cases, the Deposit will be treated in conformity with the provisions of the Share Purchase Agreement in this respect.
This Offer is governed by French law, and, in connection with any dispute, controversy or claim arising out or in connection with this letter, the parties agree to submit the matter to proceedings as described in Section 10.14 (Arbitration) of the draft Share Purchase Agreement.
We remain at your disposal should you require any clarification.
Yours sincerely,

/s/ Daniel D. Diethelm
For Hypercom Corporation
Name: Daniel D. Diethelm

Encl.:	Draft Share Purchase Agreement
Francisco Partners Commitment Letter